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                                                                   EXHIBIT 10.16


                      AGREEMENT AND PLAN OF REORGANIZATION


                                  BY AND AMONG


                                 E-MEDSOFT.COM,



                           CDS ACQUISITION CORPORATION


                                       AND


                      CHARTWELL DIVERSIFIED SERVICES, INC.


                                 AUGUST 6, 2001


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                      AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of August 6, 2001 by and among e-MedSoft.com, a Nevada corporation ("Parent"), CDS Acquisition Corporation, a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Parent, and Chartwell Diversified Services, Inc., a Delaware corporation ("Company").

                                    RECITALS:

        A. Parent, Merger Sub and Company are parties to an Agreement and Plan of Merger and Reorganization dated as of May 14, 2001 (the "Original Agreement"), as well as other agreements entered into in connection therewith and desire to amend and restate the terms of the Original Agreement and any other agreements entered into in connection therewith in its entirety as reflected in this Agreement.

        B. The Boards of Directors of Company, Parent and Merger Sub believe it is in the best interests of their respective companies and the Shareholders of their respective companies that Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Company (the "Merger") and, in furtherance thereof, have approved the Merger.

        C. Pursuant to the Merger, among other things, the outstanding shares of Company Capital Stock, $0.01 par value ("Company Capital Stock"), shall be converted into (i) 500,000 shares of Parent Preferred Stock, (as defined below) and, which are in turn convertible, and upon the terms and subject to the conditions provided in the Certificate of Designation (as defined below) into an aggregate of 50,000,000 shares of Parent Common Stock (as defined below) (ii) warrants to purchase 20,000,000 shares of Parent Common Stock, at the exchange ratio and on the other terms set forth herein.

        D. Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

        E. For purposes of applicable law, Merger Sub and Company are intended to be the constituent corporations to the Merger and the only parties to a merger agreement as such term is used under applicable Delaware and Nevada law.

        F. Concurrently with the execution of this Agreement and as an inducement to Parent and Company to enter into this Agreement, a majority in interest of the Shareholders of Company have duly adopted resolutions approving the terms of the Merger, the Original Agreement and this Agreement and the Parent in its capacity as the sole shareholder of Merger Sub has duly adopted resolutions approving the terms of the Merger and this Agreement.

        G. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as are organization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, if and to the extent the Parent Stock Consideration is paid in the Merger.


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                                   AGREEMENT:

        NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree that the Original Agreement and any other agreements entered into pursuant thereto are amended and restated in their entirety as follows:

                                    ARTICLE I
                                   THE MERGER

        1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Agreement and Plan of Merger, by and between Merger Sub and Company, attached hereto as Exhibit A (the "Agreement of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "Closing") shall take place as of even date herewith (the "Closing Date"). The Closing shall take place at the offices of Gadsby Hannah LLP, 225 Franklin Street, Boston, Massachusetts 02110, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time").

        1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4     CERTIFICATE OF INCORPORATION; BYLAWS.

               (a) At the Effective Time, the Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

               (b) The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

        1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of the Surviving Corporation shall be those persons who were the directors of Company immediately prior to the


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Effective Time. The officers of the Surviving Corporation shall be those persons who were officers of the Company immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

        1.6 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities the following shall occur:

               (a) Conversion of Company Capital Stock. At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive (A) the Parent Stock Consideration (as defined below) and (B) the Warrant Consideration (as defined below):

                      (i) The "Parent Stock Consideration" means the result determined by dividing Five Hundred Thousand (500,000) shares of Series A Preferred Stock of Parent, $0.001 par value ("Parent Preferred Stock"), which such Parent Preferred Stock shall be convertible into Parent Common Stock, $0.001 par value (the "Parent Common Stock") at the ratio of 1:100, as set forth in that certain Certificate of Designation of Series and Determination of Rights and Preferences for Series A Convertible Preferred Stock of Parent, attached hereto as Exhibit B (the "Certificate of Designation") by the Outstanding Company Stock. The ratio of one share of Outstanding Company Stock to the Parent Stock Consideration to be issued in the Merger shall be referred to as the Exchange Ratio. Parent agrees to file such Certificate of Designation with the Secretary of State of Nevada prior to the Effective Time.

                      (ii) The "Warrant Consideration" means the result obtained by dividing 20,000,000 "Warrants" by the Outstanding Company Stock. For purposes of this Agreement "Warrants" shall mean for a period of five (5) years the right in favor of the registered holders thereof to purchase an aggregate of 20,000,000 shares of Parent Common Stock at an initial exercise price of $4.00 per share at the rate of up to 4,000,000 shares per year, and with such other rights and obligations which shall include such provisions so as to permit cashless exercise, the final form of which shall be attached hereto as Exhibit C.

               (b) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, $0.001 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

               (c) Fractional Shares. No fraction of a Warrant will be issued in the Merger. No fraction of a share of Parent Preferred Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a Warrant or of a share of Parent Preferred Stock (after aggregating all fractional shares of Parent Preferred Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a


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share of Parent Common Stock as quoted on the American Stock Exchange ("AMEX")
for the fifteen (15) trading days ending 2 full trading days prior to the Effective Time, multiplied by 100.

        1.7     SURRENDER OF CERTIFICATES.

               (a) Exchange Agent. American Computershare Investor Services, or any other qualified entity as mutually agreed upon by the parties hereto shall act as exchange agent (the "Exchange Agent") in the Merger.

               (b) Parent to Provide Warrants, Common Stock and Cash. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt (i) certificates representing the Warrants; and (ii) 500,000 shares of Parent Preferred Stock issuable pursuant to Section 1.6(a) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time (provided that delivery of any shares that are subject to vesting or other restrictions shall be in book entry form until such vesting or other restrictions lapse) and (iii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(c).

               (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, whose shares were converted into the right to receive the consideration payable pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Stock Consideration (and cash in lieu of fractional shares) and the Warrant Consideration in accordance with Section 1.6. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate (or book entry in the case of shares that are subject to vesting or other restrictions) representing the number of whole Warrants and the number of whole shares of Parent Preferred Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the number of Warrants to which such Certificate is entitled under Section 1.6 and either the ownership of the number of full shares of Parent Preferred Stock representing the Parent Stock Consideration into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares to which such Certificate is entitled pursuant to Section 1.6.


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               (d) Distributions With Respect to Unexchanged Shares. No
dividends or other distributions with respect to Parent Preferred Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to any shares of Parent Preferred Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Preferred Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Preferred Stock.

               (e) Transfers of Ownership. If any certificate for Warrants or shares of Parent Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Warrants or shares of Parent Preferred Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

               (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.8 NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK. All Warrants and shares of Parent Preferred Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, either such shares of Parent Preferred Stock(and cash in lieu of fractional shares) representing the Parent Stock Consideration and the Warrants representing the Warrant Consideration as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.


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        1.10    WITHHOLDING RIGHTS. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the number of Warrants and shares of Parent Preferred Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Capital Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

        1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

        1.12 TAX CONSEQUENCES. The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

        1.13    VOLUME LIMITATIONS ON RESALE.

               (a) Resale Limitation. The Parent Common Stock to be issued upon the conversion of such Parent Preferred Stock and upon the exercise of the Warrants to be issued in the Merger shall be issued subject to the express limitation that no more than 20,000 shares per trading day (the "Resale Limitation") of such Parent Common Stock, as such Resale Limitation may be adjusted as provided herein, may be sold during the period commencing on the date of the Effective Time and ending upon the four (4) year anniversary of the date of the Effective Time (the "Resale Limitation Time Period"). During the Resale Limitation Time Period if the average closing price of Parent Common Stock as reported on AMEX, or such other successor exchange or quotation service on which Parent Common Stock shall trade or be quoted for 20 consecutive trading days exceed $4.00, the Resale Limitation shall be increased to 100,000 shares per trading day until the expiration of the Resale Limitation Time Period. Further, if during the Resale Limitation Time Period the average closing price of Parent Common Stock as reported on AMEX, or such other successor exchange or quotation service on which Parent Common Stock shall trade or be quoted, for 20 consecutive trading days exceed $6.00, the Resale Limitation shall be increased to 200,000 shares per trading day until the expiration of the Resale Limitation Time Period. In no event shall the Resale Limitation set forth herein apply to any share of Parent Common Stock not issued pursuant to this Agreement or the Certificate of Designation or to any Company Shareholder who becomes a member of Parent's management team, including without limitation, Frank P. Magliochetti, Jr., Kim A. Jacobs and Edwin A. Reilly ("Management Team Members").

               (b) Manner of Sale. Except for transfers to beneficiaries of the Management Team Members due to the death or permanent incapacity of the above-referenced Management Team Members, after the Effective Time the Subject Parent Common Stock may be sold or


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transferred by Company Shareholders or their Permitted Transferees only (i) in the open market through a broker/dealer on AMEX, or successor exchange, subject to the volume limitations provided in clause (a) hereof, or (ii) in privately negotiated transactions to Permitted Transferees. In the event a Company Shareholder sells or transfers Parent Common Stock to a Permitted Transferee in a privately negotiated transaction, such Company Shareholder shall cause such Permitted Transferee to agree to the limitations provided for in this Section
1.13 and such additional agreements implementing this provision as shall be entered into between Parent and such Company Shareholder prior to the Acceptance Date. Any attempted transfer not effected in the manner or in an amount contemplated herein, shall be null and void and Parent shall not register such transfer on its books. For purposes of this Section a "Permitted Transferee" means any person or entity which acquires Parent Common Stock from a Company Shareholder and who agrees expressly in writing to be bound by the volume limitations on resale provided for in this Section 1.13.

               (c) Legends; Termination. Parent shall be permitted to make such notations on its books and records and shall be permitted to place such legends on the certificates of Parent Preferred Stock to be issued in the Merger or the Parent Common Stock to be issued upon the conversion of such Parent Preferred Stock or upon exercise of the Warrants as it deems reasonably necessary or appropriate to properly reflect the provisions of this Section 1.13.

               (d) Additional Restrictions. The restrictions provided for in this Section 1.13 shall be in addition to any other restrictions on resale as may be applicable by law.

               (e) Reorganizations; Mergers. The provisions of this Section 1.13 shall not restrict or prohibit any Company Shareholder or Permitted Transferee from participating in a reorganization, consolidation, merger or any other comparable transaction involving a sale of substantially all of the assets and business of Parent, or a tender offer made generally to the shareholders of Parent.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

        In this entire Agreement, any reference to any event, change, condition or effect being "material" with respect to any person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. In this entire Agreement, any reference to a "Material Adverse Effect" with respect to any person means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole, provided, however, that a "Material Adverse Effect" with respect to Company shall not include the following (collectively, "Non-Controllable Events"): (i) general changes in the health care industry or economic conditions that affect Company and its subsidiaries, taken as a whole, substantially proportionately relative to the Parent and its subsidiaries, taken as a whole or (ii) a decline in the revenues or earnings of Company following the date of this Agreement which is attributable to a delay of, reduction in or cancellation or change in the contracts by customers of Company arising as a result of the execution or announcement of this Agreement.


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        Notwithstanding the fact that "subsidiaries" are referenced in certain sections of this Agreement with respect to Parent or Company, any representations from Parent to Company shall be deemed to also apply to its respective subsidiaries.

        In this entire Agreement, any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers, directors and other employees of such party charged with senior administrative or operational responsibility for such matters.

        Except as disclosed in that section of the document of even date herewith delivered by Company to Parent prior to the date hereof (the "Company Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate, Company represents and warrants to Parent and Merger Sub as follows:

        2.1 ORGANIZATION, STANDING AND POWER. Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Company. Company has delivered to Parent a true and correct copy of the Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Bylaws, as amended, or other charter documents, as applicable, of Company and each of its subsidiaries, each as amended to date. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its respective charters or bylaws. Company is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Company free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Company or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        2.2 CAPITAL STRUCTURE. The authorized capital stock of Company consists of 2,000,000 shares of Common Stock, $0.01 par value, of which there are issued and outstanding 1,000,000 shares of Common Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. Except for the rights created pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound


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
obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Company's capital stock (i) between or among Company and any of its Shareholders and (ii) to the best of Company's knowledge, between or among any of Company's Shareholders.

        2.3 AUTHORITY. Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval of the Merger by Company's Shareholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement by Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Company or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Company or any of its subsidiaries in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Agreement of Merger as provided in Section 1.2; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR") which have been filed and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

        2.4 FINANCIAL STATEMENTS. A true and complete copy of the Company's unaudited consolidated balance sheet as of December 31, 2000 and unaudited consolidated balance sheet as of March 31, 2001 (the "Company Balance Sheet") and the related consolidated statements of income and changes in financial position for the periods then ended, copies of which are set forth in Schedule 2.4, has been made available to Parent, prior to the date hereof, fairly present, in conformity with generally accepted accounting principles ("GAAP"), the consolidated financial position of the Company and its subsidiaries as of such date and their consolidated results of


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
operations and changes in financial position for such fiscal year (subject to normal year-end audit adjustments).

        2.5 ABSENCE OF CERTAIN CHANGES. Since March 31, 2001 (the "Company Balance Sheet Date"), Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Company;
(ii) any acquisition, sale or transfer of any material asset of Company or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock; (v) any material contract entered into by Company or any of its subsidiaries, other than in the ordinary course of business and as provided to Parent, or any material amendment or termination of, or default under, any material contract to which Company or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Company to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Company's past practices. Company has not agreed since March 31, 2001 to do any of the things described in the preceding clauses
(i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

        2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Company has no material liabilities of any nature (matured or unmatured, fixed or contingent) other than
(i) those set forth or adequately provided for in the Company Balance Sheet,
(ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under GAAP (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date and not reasonably likely to have a Material Adverse Effect on Company; and (iv) those incurred in connection with the execution of this Agreement.

        2.7 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Company or any of its subsidiaries, threatened against Company or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. There is no judgment, decree or order against Company or any of its subsidiaries, or, to the knowledge of Company and its subsidiaries, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Company.

        2.8 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries.

        2.9 GOVERNMENTAL AUTHORIZATION. Company and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity
(i) pursuant to which Company or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations would not reasonably be expected to have a Material Adverse Effect on Company.

        2.10 TITLE TO PROPERTY. Company and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Company Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Company. The plants, property and equipment of Company and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair, except when the failure to do so would not have a Material Adverse Effect. All properties used in the operations of Company and its subsidiaries are reflected in the Company Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 2.10 identifies each parcel of real property owned or leased by Company or any of its subsidiaries. To the best of Company's knowledge, no lease relating to a foreign parcel contains any extraordinary payment obligation.

        2.11    INTELLECTUAL PROPERTY.

               (a) Company and its subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use all patents, (including patent applications) trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code, except in circumstances where Company only possesses a license to the object code form, and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used in the business of Company and its subsidiaries. Company owns and possesses source code for all software owned by Company and owns or has valid licenses and possesses source code for all products owned, distributed and presently supported by Company. Company has not (i) licensed any of its Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property. No royalties or other continuing payment obligations are due in respect of Third Party Intellectual Property Rights.

               (b) Schedule 2.11(b) lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, and maskworks included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any person is authorized to use any Intellectual Property (except for non-material licenses entered into by Company in the ordinary course of business), and (iii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Company product, other than commercially available, off-the-shelf software.

               (c) To the best of Company's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Company or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Company or any of its subsidiaries, by any third party, including any employee or former employee of Company or any of its subsidiaries. Neither Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, license agreements and distribution and other customer agreements arising in the ordinary course of business.

               (d) Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

               (e) All Intellectual Property listed in Schedule 2.11(b) is owned by the Company, and is valid and subsisting and with respect to US patents and trademarks have been duly assigned to Company as evidenced by the assignment records of the US Patent and Trademark Office, copies of which are appended to
Schedule 2.11(b). Company (i) has not been sued in any suit, action or proceeding (or received any notice or, to Company's knowledge, threat) which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. To the knowledge of Company, the Company's business activities do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

               (f) To the best of Company's knowledge, there are no actions that must be taken by Company or any subsidiary within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property.

               (g) Company has not received any opinion of counsel that any third party patents apply to the Company's products.

        2.12    ENVIRONMENTAL MATTERS.

               (a) The following terms shall be defined as follows:

                      (i) "Environmental and Safety Laws" shall mean any foreign, federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                      (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

                      (iii) "Property" shall mean all real property leased or owned by Company or its subsidiaries either currently or in the past.

                      (iv) "Facilities" shall mean all buildings and improvements on the Property of Company or its subsidiaries.

               (b) To the best knowledge of Company, Company represents and warrants that, since September 1, 2000, except in all cases as, in the aggregate, would not have a Material Adverse Effect on Company, as follows: (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; (iii) Company and its subsidiaries have received no notice (verbal or written) of any noncompliance of the Facilities or their past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to Company's knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) to Company's knowledge, neither Company nor its subsidiaries are a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or any state analog statute, arising out of events occurring prior to the Closing Date; (vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no ureaformaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and Company's and its subsidiaries uses and activities therein have at all times complied with all Environmental and Safety Laws; and (xi) Company and its subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits.

        2.13 TAXES. Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Company or any of its subsidiaries is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. Company has provided adequate accruals in accordance with GAAP in the Company Balance Sheet for any Taxes of the Company and its subsidiaries that have not been paid with respect to periods through March 31, 2001. Company has no material liability for unpaid Taxes accruing after March 31, 2001 other than Taxes arising in the ordinary course of its business subsequent to March 31, 2001. There is (i) no material claim for Taxes that is a lien against the property of Company or any of its subsidiaries or is being asserted against Company or any of its subsidiaries other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Company or any of its subsidiaries that is being conducted by a Tax authority; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Company or any of its subsidiaries and that is currently in effect; and (iv) no agreement, contract or arrangement to which Company or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Neither Company nor any of its subsidiaries has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither Company nor any of its subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Company or any of its subsidiaries. All Tax sharing or Tax allocation agreements to which Company or any of its subsidiaries is a party are listed on Schedule 2.13 together with any liability of Company or its subsidiaries to another party under any such agreement which is either currently owing or which would result from assertions currently being made by Tax Authorities from audits or proceedings in progress. Neither Company nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Company nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation. Company and each of its subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes. Neither Company nor any of its subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897 of the Code.

        2.14    EMPLOYEE BENEFIT PLANS.

               (a) Schedule 2.14 lists, with respect to Company, any subsidiary of Company and any trade or business (whether or not incorporated) which is treated as a single employer with Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Company and that do not generally apply to all employees; and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Company of greater than $50,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Company (together, the "Company Employee Plans").

               (b) Company has furnished to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation other than the Uruguay Round Agreements Act of 1994, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, and the Taxpayer Relief Act of 1997, or has applied or will apply to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Company has also furnished Parent with the most recent Internal Revenue Service determination letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a). Company has also furnished Parent with all registration statements and prospectuses prepared in connection with each Company Employee Plan.

               (c) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which would reasonably be expected to have, in the aggregate, a Material Adverse Effect on Company; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Company, and Company and each subsidiary or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default in any material respect under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) neither Company nor any subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by Company or any subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Company Employee Plan is covered by, and neither Company nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan, except where the failure to do so would not have a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. No payment or benefit which will or may be made by Company to any employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

               (d) With respect to each Company Employee Plan, Company and each of its United States subsidiaries have complied except to the extent that such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Company, with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

               (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Company, any Company subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

               (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Company, any Company subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Company's financial statements.

               (g) Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

               (h) Neither Company nor any Company subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

        2.15 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Company or any of its subsidiaries, (ii) materially increase any benefits otherwise payable by Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        2.16 EMPLOYEE MATTERS. Company and each of its subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practices would not have a Material Adverse Effect on Company. Company has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. Company is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Company or any of its subsidiaries for any material amounts under any workers compensation plan or policy or for long term disability. Neither Company nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of Company or any of its subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Company nor any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees. To Company's knowledge, no employees of Company or any of its subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company because of the nature of the business conducted or presently proposed to be conducted by Company or any of its subsidiaries or to the use of trade secrets or proprietary information of others. No employees of Company or any of its subsidiaries have given notice to Company, nor is Company otherwise aware, that any such employee intends to terminate his or her employment with Company or any subsidiary.

        2.17 INTERESTED PARTY TRANSACTIONS. Neither Company nor any of its subsidiaries is indebted to any director or officer of Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Company or any of its subsidiaries, and assuming the Company were subject to the reporting requirement of the Securities Exchange Act of 1934 (the "Exchange Act") there are no other transactions of the type that would be required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Exchange Act.

        2.18 INSURANCE. To the best of Company's knowledge, Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        2.19 COMPLIANCE WITH LAWS. To the best of Company's knowledge, each of Company and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Company.

        2.20 MINUTE BOOKS. The minute books of Company and its subsidiaries made or to be made available to Parent prior to the date hereof contain a substantially complete and substantially accurate summary of all meetings of directors and Shareholders or actions by written consent since the time of incorporation of Company and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

        2.21 COMPLETE COPIES OF MATERIALS. Company will deliver or make available true and complete copies of each document that has been requested by Parent or its counsel in connection with their legal and accounting review of Company and its subsidiaries.

        2.22 BROKERS' AND FINDERS' FEES. Except for payment obligations to Company's financial advisor to be set forth in an engagement letter, a copy of which will be provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.23 REGISTRATION STATEMENT. The information supplied by Company in writing for inclusion in the registration statement on Form S-1 (or such other or successor form as shall be appropriate) pursuant to which the shares of Parent Common Stock issuable upon the conversion of the Parent Preferred Stock and the shares underlying the Warrants to be issued in the Merger will be registered with the U.S. Securities and Exchange Commission ("SEC") (the "Registration Statement") for resale shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Company in writing for inclusion in the proxy statement to be sent to the Shareholders of Parent in connection with the meeting of Parent's Shareholders to consider the issuance of Parent Common Stock underlying the Parent Preferred Stock and Warrants to be issued in the Merger (the "Parent Shareholders Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Parent's Shareholders, at the time of the Parent Shareholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier written information for inclusion in such Proxy Statement which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub or any other third party which is contained in any of the foregoing documents.

        2.24    RESERVED.

        2.25 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Capital Stock outstanding on the date of this Agreement is the only vote of the holders of any of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby, and such approval has been received.

        2.26 BOARD APPROVAL. The Board of Directors of Company has (i) approved this Agreement and the Merger, (ii) determined that the Merger is advisable and in the best interests of the Shareholders of Company and is on terms that are fair to such Shareholders and (iii) recommended that the Shareholders of Company approve this Agreement and consummation of the Merger.

        2.27 SHAREHOLDER AGREEMENT; IRREVOCABLE PROXIES. All of the persons listed on Schedule 2.27, who hold at least a majority of the Outstanding Company Shares, have voted to approve the Merger.

        2.28 ACCOUNTS RECEIVABLE. The accounts receivable set forth in the Company Balance Sheet, and, with respect to accounts receivable created since the Balance Sheet Date, or as accrued on the books of Company in the ordinary course of business consistent with past practices in accordance with GAAP since the Balance Sheet Date, all of which accounts receivable have been sold by Company, represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discount. The amount carried for doubtful accounts and allowances disclosed in the Company Balance Sheet or accrued on such books is sufficient to provide for any losses that may be sustained on realization of the receivables.

        2.29 CUSTOMERS AND SUPPLIERS. None of Company's customers which individually accounted for more than 5% of Company's gross revenues during the 12-month period preceding the date hereof has terminated any agreement with Company. As of the date hereof, no material supplier of Company has indicated that it will stop, or decrease the rate of, supplying materials, products or services to Company. Company has not knowingly breached, so as to provide a benefit to Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Company.

        2.30 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        For purposes of this Agreement, a "Material Adverse Effect" with respect to Parent shall not include the following (collectively, "Non-Controllable Events"): (i) general changes in the health care industry or economic conditions that affect Parent and its subsidiaries, taken as a whole, substantially proportionately relative to the Company and its subsidiaries, taken as a whole or (ii) a decline in the revenues or earnings of Parent following the date of this Agreement which is attributable to a delay of, reduction in or cancellation or change in the contracts by customers of Parent arising as a result of the execution or announcement of this Agreement.

        Except as disclosed in that section of the document of even date herewith delivered by Parent to Company (the "Parent Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate, Parent represents and warrants to Company and to Company's shareholders as follows:

        3.1 ORGANIZATION; STANDING AND POWER. Each of Parent, its subsidiaries, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent, its subsidiaries, and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent. Neither Parent nor Merger Sub nor any subsidiary is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Parent is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Parent free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or, except as described in Section 3.2 of the Parent Disclosure Schedule, agreements of any character relating to the issued or unissued capital stock or other securities of Parent or any such subsidiary, or otherwise obligating Parent or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        3.2 CAPITAL STRUCTURE. The authorized capital stock of Parent consists of 200,000,000 shares of Common Stock, $0.001 par value, of which there were issued and outstanding as of the close of business on July 12, 2001, 80,869,590 shares of Common Stock, and 5,000,000 shares of preferred stock, $0.001 par value, of which there are no issued and outstanding shares. Immediately prior to the Effective Time, Parent shall have 500,000 shares of parent Preferred Stock, $0.001 par value, outstanding, subject to the rights and preferences contained in the Certificate of Designation. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or

Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. The shares of Parent Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and will not be not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. As of the date of this Agreement, Parent has reserved (i) 8,500,000 shares of Common Stock pursuant to the Parent 1999 Stock Compensation Plan and the Parent 2000 Non-Qualified Stock Option and Stock Bonus Plan (collectively the "Parent Stock Option Plan") of which 3,513,026 shares are subject to outstanding, unexercised options. No shares of Parent Common Stock or Parent Preferred Stock are subject to outstanding stock purchase rights. Since April 30, 2001, Parent has not issued or granted additional options under the Parent Stock Option Plan. Except for (i) the rights created pursuant to this Agreement, and the Parent Stock Option Plan, (ii) the Parent's rights to repurchase any unvested shares under the Parent Stock Option Plan, (iii) outstanding warrants to purchase shares of Parent Common Stock at various prices identified in Schedule 3.2, (iv) shares issuable pursuant to certain contractual obligations identified in Schedule 3.2,
(v) an unspecified number of shares of Common Stock which may be issued solely at the option of Parent pursuant to a Common Stock Purchase Agreement dated February 20, 2001, in connection with which Parent has filed a registration statement with the SEC covering the 12,490,361 shares of Common Stock, of which none have been issued and (vi) such number of shares of Common Stock as can be purchased by a certain purchaser at the purchase price of 90% of the market price of such Common Stock at the end of trading one week prior to the closing of the transaction to make such purchase for a total of $83,000,000 which may be issued by Parent pursuant to a Securities Purchase Agreement dated as of July 16, 2001, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Parents capital stock (i) between or among Parent and any of its Shareholders and (ii) to the best of Parent's knowledge, between or among any of Parent's Shareholders. True and complete copies of all agreements and instruments relating to or issued under the Parent Stock Option Plan will be made available to Company and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Company. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.001 par value, all of which are issued and outstanding and are held by Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances imposed by Parent or Merger Sub.

        3.3 AUTHORITY. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Parent or any of its subsidiaries, each as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger as provided in Section 1.2; (ii) the filing of a Form 8-K with the SEC and AMEX within 15 days after the Closing Date; (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) such filings as may be required under HSR which have been filed; (v) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plan assumed by Parent; (vi) the filing of the Certificate of Designation with the Secretary of State of Nevada and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

        3.4 ABSENCE OF CERTAIN CHANGES. Since March 31, 2000 (the "Parent Balance Sheet Date"), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Parent;
(ii) any acquisition, sale or transfer of any material asset of Parent or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock; (v) any material contract entered into by Parent or any of its subsidiaries, other than in the ordinary course of business and as provided to Parent, or any material amendment or termination of, or default under, any material contract to which Parent or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Parent to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Parent's past practices. Parent has not agreed since the Parent Balance Sheet Date to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

        3.5     RESERVED.

        3.6 LITIGATION. There is no private or governmental action, suit, claim, proceeding, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent. There is no judgment, decree or order against Parent or any of its subsidiaries, or, to the knowledge of Parent and its subsidiaries, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Parent.

        3.7 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries.

        3.8 GOVERNMENTAL AUTHORIZATION. Parent and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity
(i) pursuant to which Parent or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Parent's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Parent Authorizations"), and all of such Parent Authorizations are in full force and effect, except where the failure to obtain or have any of such Parent Authorizations would not reasonably be expected to have a Material Adverse Effect on Parent.

        3.9 TITLE TO PROPERTY. Parent and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Parent Balance Sheet or acquired after the Parent Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Parent Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Parent Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Parent. The plants, property and equipment of Parent and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair, except when the failure to do so would not have a Material Adverse Effect. All properties used in the operations of Parent and its subsidiaries are reflected in the Parent Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 3.9 identifies each parcel of real property owned or leased by Parent or any of its subsidiaries. To the best of Parent's knowledge, no lease relating to a foreign parcel contains any extraordinary payment obligation.

        3.10    INTELLECTUAL PROPERTY.

               (a) Parent and its subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use all patents (including patent applications), trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code, except in circumstances where Parent only possesses a license to the object code form, and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used in the business of Parent and its subsidiaries. Parent owns and possesses source code for all software owned by Parent and owns or has valid licenses and possesses source code for all products owned, distributed and presently supported by Parent. Parent has not (i) licensed any of its Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property. No royalty or other continuing payment obligations are due in respect of Third Party Intellectual Property Rights.

               (b) Schedule 3.10(b) lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, and maskworks included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which any person is authorized to use any Intellectual Property (except for non-material licenses entered into by Parent in the ordinary course of business), and (iii) all licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Parent product, other than commercially available, off-the-shelf software.

               (c) To the best of Parent's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Parent or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Parent or any of its subsidiaries, by any third party, including any employee or former employee of Parent or any of its subsidiaries. Neither Parent nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, license agreements and distribution and other customer agreements arising in the ordinary course of business.

               (d) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

               (e) All Intellectual Property listed in Schedule 3.10(b) is owned by the Parent or any of its subsidiaries, and is valid and subsisting and with respect to US patents and trademarks have been duly assigned to the Parent or any of its subsidiaries as evidenced by the assignment records of the US Patent and Trademark Office, copies of which are appended to Schedule 3.10(b).

Parent (i) has not been sued in any suit, action or proceeding (or received any notice or, to Parent's knowledge, threat) which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

               (f) To the best of Parent's knowledge, there are no actions that must be taken by Parent or any subsidiary within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property.

               (g) Parent has not received any opinion of counsel that any third party patents apply to the Parent's products.

        3.11    ENVIRONMENTAL MATTERS.

               (a) The following terms shall be defined as follows:

                      (i) "Environmental and Safety Laws" shall mean any foreign, federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                      (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

                      (iii) "Property" shall mean all real property leased or owned by Parent or its subsidiaries either currently or in the past.

                      (iv) "Facilities" shall mean all buildings and improvements on the Property of Parent or its subsidiaries.

               (b) Parent represents and warrants that, since September 1, 2000, to the best of its knowledge, except in all cases as, in the aggregate, would not have a Material Adverse Effect on Parent, as follows: (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; (iii) Parent and its subsidiaries have received no notice (verbal or written) of any noncompliance of the Facilities or their past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to Parent's knowledge, threatened relating to a violation of any Environmental and

Safety Laws; (v) to Parent's knowledge, neither Parent nor its subsidiaries are a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or any state analog statute, arising out of events occurring prior to the Closing Date; (vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no ureaformaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and Parent's and its subsidiaries uses and activities therein have at all times complied with all Environmental and Safety Laws; and (xi) Parent and its subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits.

        3.12 TAXES. Parent and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Parent or any of its subsidiaries is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. Parent has provided adequate accruals in accordance with GAAP in the Parent Balance Sheet for any Taxes of the Parent and its subsidiaries that have not been paid with respect to periods through March 31, 2001. Parent has no material liability for unpaid Taxes accruing after March 31, 2001 other than Taxes arising in the ordinary course of its business subsequent to March 31, 2001. There is (i) no material claim for Taxes that is a lien against the property of Parent or any of its subsidiaries or is being asserted against Parent or any of its subsidiaries other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Parent or any of its subsidiaries that is being conducted by a Tax authority; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Parent or any of its subsidiaries and that is currently in effect; and (iv) no agreement, contract or arrangement to which Parent or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Neither Parent nor any of its subsidiaries has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither Parent nor any of its subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Parent or any of its subsidiaries. All Tax sharing or Tax allocation agreements to which Parent or any of its subsidiaries is a party are listed on Schedule 3.12 together with any liability of Parent or its subsidiaries to another party under any such agreement which is either currently owing or which would result from assertions currently being made by Tax Authorities from audits or proceedings in progress. Neither Parent nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Parent nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which Parent was not the ultimate parent corporation. Parent and each of its subsidiaries have in their possession receipts for any

Taxes paid to foreign Tax authorities. Neither Parent nor any of its subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897 of the Code.

        3.13    EMPLOYEE BENEFIT PLANS.

               (a) Schedule 3.13 lists, with respect to Parent, any subsidiary of Parent and any trade or business (whether or not incorporated) which is treated as a single employer with Parent (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of ERISA); (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Parent and that do not generally apply to all employees; and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Parent of greater than $50,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Parent (together, the "Parent Employee Plans").

               (b) Parent has furnished to Company a copy of each of the Parent Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Parent Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation other than the Uruguay Round Agreements Act of 1994, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, and the Taxpayer Relief Act of 1997, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Parent has also furnished Company with the most recent Internal Revenue Service determination letter issued with respect to each such Parent Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax-qualified status of any Parent Employee Plan subject to Code Section 401(a). Parent has also furnished Company with all registration statements and prospectuses prepared in connection with each Parent Employee Plan.

               (c) (i) None of the Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Parent Employee Plan, which would reasonably be expected to have, in the aggregate, a Material Adverse Effect on Parent; (iii) each Parent Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Parent, and Parent and each subsidiary or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default in any material respect under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Parent Employee Plans; (iv) neither Parent nor any subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Parent Employee Plans; (v) all material contributions required to be made by Parent or any subsidiary or ERISA Affiliate to any Parent Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Parent Employee Plan for the current plan years; (vi) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Parent Employee Plan is covered by, and neither Parent nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event). With respect to each Parent Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Parent has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Parent Employee Plan, except where the failure to do so would not have a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Parent is threatened, against or with respect to any such Parent Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. No payment or benefit which will or may be made by Parent to any employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

               (d) With respect to each Parent Employee Plan, Parent and each of its United States subsidiaries have complied except to the extent that such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent, with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

               (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Parent, any Parent subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

               (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Parent, any Parent subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Parent Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Parent's financial statements.

               (g) Parent does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

               (h) Neither Parent nor any Parent subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

        3.14 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Parent or any of its subsidiaries, (ii) materially increase any benefits otherwise payable by Parent or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        3.15 EMPLOYEE MATTERS. Parent and each of its subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practices would not have a Material Adverse Effect on Parent. Parent has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. Parent is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Parent or any of its subsidiaries for any material amounts under any workers compensation plan or policy or for long term disability. Neither Parent nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Parent nor any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees. To Parent's knowledge, no employees of Parent or any of its subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent because of the nature of the business conducted or presently proposed to be conducted by Parent or any of its subsidiaries or to the use of trade secrets or proprietary information of others. No employees of Parent or any of its subsidiaries have given notice to Parent, nor is Parent otherwise aware, that any such employee intends to terminate his or her employment with Parent or any subsidiary.

        3.16 INTERESTED PARTY TRANSACTIONS. Neither Parent nor any of its subsidiaries is indebted to any director or officer of Parent or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent or any of its subsidiaries, and there are no other transactions of the type that would be required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Exchange Act.

        3.17 INSURANCE. To the best of Parent's knowledge, Parent and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Parent and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Parent and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        3.18 COMPLIANCE WITH LAWS. To the best of Parent's knowledge, each of Parent and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Parent.

        3.19 MINUTE BOOKS. The minute books of Parent and its subsidiaries made available to Company contain a substantially complete and substantially accurate summary of all meetings of directors and Shareholders or actions by written consent since the time of incorporation of Parent and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

        3.20 COMPLETE COPIES OF MATERIALS. Parent will deliver or make available true and complete copies of each document that has been requested by Company or its counsel in connection with their legal and accounting review of Parent and its subsidiaries.

        3.21    RESERVED.

        3.22    RESERVED.

        3.23 ACCOUNTS RECEIVABLE. The accounts receivable set forth in the Parent Balance Sheet, and, with respect to accounts receivable created since the Balance Sheet Date, or as accrued on the books of Parent in the ordinary course of business consistent with past practices in accordance with GAAP since the Balance Sheet Date, represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discount. The amount carried for doubtful accounts and allowances disclosed in the Parent Balance Sheet or accrued on such books is sufficient to provide for any losses that may be sustained on realization of the receivables.

        3.24 CUSTOMERS AND SUPPLIERS. None of Parent's customers which individually accounted for more than 5% of Parent's gross revenues during the 12-month period preceding the date hereof has terminated any agreement with Parent. As of the date hereof, no material supplier of Parent has indicated that it will stop, or decrease the rate of, supplying materials, products or services to Parent. Parent has not knowingly breached, so as to provide a benefit to Parent that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Parent.

        3.25 SEC DOCUMENTS; FINANCIAL STATEMENTS. Parent has made available to Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Parent since March 31, 2000, and, Parent will furnish or make available to Company true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the "Parent SEC Documents"). In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Parent SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent modified or corrected by Parent's Form 10-K for the period ended March 31, 2001 or by a subsequently filed Parent SEC Document filed prior to the date hereof; provided, however, that as a result of the write-down and adjustment to be made in connection with Parent's year-end audits for the period ended March 31, 2001, Parent may amend its Quarterly Reports on Form 10-Q for the periods ended June 30, September 30 and December 31, 2000, which amendments, if made will be filed subsequent to the date hereof. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments); provided, however, that as a result of the write-down and adjustment to be made in connection with Parent's year-end audits for the period ended March 31, 2001, Parent may amend its quarterly reports on Form 10-Q for the periods ended June 30, September 30 and December 31, 2000, which amendments, if made will be filed subsequent to the date hereof.

        3.26 SEC DOCUMENTS. Parent has filed any and all required SEC documents and filings to date and Parent shall continue to do same for the period from the date of this Agreement through and including the Effective Time.

        3.27 ABSENCE OF UNDISCLOSED LIABILITIES. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet or in the related Notes to Consolidated Financial Statements included in Parent's Quarterly Report on Form 10-Q for the nine month period ended December 31, 2000 (the "Parent Balance Sheet"), (ii) those disclosed in Parent SEC Documents filed subsequent to such Quarterly Report on Form 10-Q for the period ended December 31, 2000, (iii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under GAAP, (iv) those incurred in the ordinary course of business since the Parent Balance Sheet Date and consistent with past practice and not reasonably likely to have a Material Adverse Effect on Parent; (v) those incurred in connection with the execution of this Agreement.

        3.28 BROKER'S AND FINDERS' FEES. Except for payment obligations to Parent's financial advisor to be set forth in an engagement letter, a copy of which will be provided to Company, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        3.29 REGISTRATION STATEMENT. The Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement shall not, on the date the Proxy Statement is first mailed to Parent's Shareholders, at the time of the Parent Shareholders Meeting and at the Effective Time contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or Merger Sub will promptly inform Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Company in writing which is contained in any of the foregoing documents..

        3.30 BOARD APPROVAL. The Boards of Directors of Parent and Merger Sub have (i) approved this Agreement and the Merger, (ii) approved the Certificate of Designation and the issuance of 500,000 shares of Parent Preferred Stock to the shareholders of the Company upon consummation of the Merger (iii) determined that the Merger is advisable and in the best interests of their respective Companies and, in the case of the Merger Sub, its shareholder and (iv) in the case of the Merger Sub, recommended that the Shareholder of Merger Sub approve this Agreement and the consummation of the Merger.

        3.31 NRS 78.438 (OR ITS SUCCESSOR STATUTE) OF THE NEVADA GENERAL CORPORATION LAW NOT APPLICABLE. The Board of Directors of Parent has taken all actions so that the restrictions contained in NRS 78.438 of the Nevada General Corporation Law (or its successor statute) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or other transactions contemplated by this Agreement. No other state takeover statute is applicable to the Merger, the Merger Agreement, or the transactions contemplated hereby and thereby.

        3.32 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Parent or Merger Sub herein or in any Schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by Parent or Merger Sub pursuant to this Agreement, or the Parent SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV
                                    RESERVED

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

        5.1     PROXY STATEMENT; REGISTRATION STATEMENT.

               (a) As promptly as practicable after the execution of this Agreement (but in any event no longer than the latest of (i) thirty (30) days from the date Parent's Quarterly Report on Form 10-Q for the period ended June 30, 2001 is filed with the SEC and (ii) the receipt by Parent of Company's unaudited financial statements as of and for the period ended June 30, 2001) Parent shall prepare and, with Company having the reasonable opportunity to review and comment on any and all filings prior to any such filing with SEC, file with the SEC, preliminary proxy materials relating to the approval of the issuance of the Parent Common Stock underlying the Parent Preferred Stock and the Warrants in order to comply with the policies of AMEX. As promptly as practicable following receipt of SEC comments thereon, Parent shall file with the SEC definitive proxy materials related thereto. Company and Parent will notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, each party hereto shall promptly inform the other of such occurrence and cooperate in Parent's filing with the SEC or its staff or any other government officials, and/or mailing to Shareholders of Parent, such amendment or supplement. The Proxy Statement shall include reference to the recommendation of the Board of Directors of Company in favor of the issuance of the Parent Common Stock and the transactions contemplated hereby.

               (b) Parent shall use its reasonable best efforts to file with the SEC as soon as practicable after the Effective Time of the Merger, but in no event later than the first business day following the filing with the SEC of a post-Merger current report on Form 8-K by Parent, the Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 covering the resale of the shares of Parent Common Stock underlying the Parent Preferred Stock and the shares underlying the Warrants. Parent shall use its reasonable best efforts to cause such Registration Statement to be declared effective pursuant to the Securities Act as promptly as practicable following the filing thereof. Parent shall use its reasonable best efforts to keep such Registration Statement continuously effective under the Securities Act thereafter for the period ending one year after the date such Registration Statement has been declared effective (the "Effectiveness Period"). The Registration Statement shall be on Form S-1 under the Securities Act or such successor or other appropriate form permitting registration of restricted securities for resale in open market transactions (with or without the use of one or more brokers). During the Effectiveness Period, Parent shall use its reasonable best efforts to keep the Registration Statement continuously effective by supplementing and amending such Registration Statement as required by the rules, regulations or instructions applicable to the registration form used for such Registration Statement if required by the Securities Act.

        5.2 MEETING OF SHAREHOLDERS. Parent shall promptly after the date hereof take all action necessary in accordance with Nevada Law and its Articles of Incorporation and Bylaws to convene the Parent Shareholders Meeting as soon as practicable after the date of this Agreement and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the Parent Shareholders Meeting, subject to Section 5.1, without the consent of Company. Parent shall use its reasonable best efforts to solicit from Shareholders of Parent proxies in favor of the issuance of the Parent Common Stock underlying the Parent Preferred Stock and the Warrants and shall take all other action necessary or advisable to secure the vote or consent of Shareholders required for such issuance.

        5.3 CORPORATE GOVERNANCE OF AND OTHER MATTERS RELATING TO PARENT. Parent shall take all action necessary to cause each of the following to occur at or as soon as practicable after the Effective Time:

               (a) The name of e-MedSoft.com shall be changed to MED DIVERSIFIED, INC. or to such other name as Company and Parent shall mutually determine prior to the Effective Time.

               (b) The authorized number of directors of the Board of Directors of Parent and the persons to be (i) nominated for election at the first annual meeting of shareholders, to be held after the Effective Time and (ii) selected to fill any vacancies existing as of the Effective Time and prior to such annual meeting, shall be mutually agreed upon by a representative of the holders of Parent Preferred Stock and a representative of the Board of Directors of Parent.

               (c) The officers of Parent shall be the persons designated on such Exhibit D holding the positions and having the responsibilities therein indicated; provided, that if any of such persons are unwilling or unable to serve in such capacities, their replacement shall be selected by the Parent Board of Directors as constituted at the Effective Time.

               (d) The foregoing directors and officers of Parent shall hold their positions until their death, resignation or removal of the election or appointment of their successors; in the manner provided by the Parent Articles of Incorporation, Parent Bylaws, and applicable law.

        5.4     ACCESS TO INFORMATION.

               (a) The parties shall afford each other and their respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of their subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning their business, properties and personnel of their respective subsidiaries as such other parties may reasonably request. The parties agrees to provide to their respective accountants, counsel and other representatives copies of internal financial statements promptly upon request.

               (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

               (c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

               (d) Each of Company and Parent shall provide the other and their respective accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of its subsidiaries Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon request: (i) a schedule of the types of Tax Returns being filed by each party and each of its subsidiaries in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all material Tax elections filed in each jurisdiction by each party and each of its subsidiaries, (v) a schedule of any deferred intercompany gain with respect to transactions to which Company or Parent or any of its subsidiaries has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

        5.5 CONFIDENTIALITY. The parties acknowledge that each of Parent and Company have previously executed a non-disclosure agreement, which agreement shall continue in full force and effect in accordance with its terms.

        5.6 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with AMEX or any other national securities exchange or with the NASD, in which case the party proposing to issue such press release or make such public statement or disclosure shall use commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

        5.7     CONSENTS; COOPERATION.

               (a) Each of Company and Parent shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise.

               (b) RESERVED.

               (c) Notwithstanding anything to the contrary in Section 5.7(a) or
(b), (i) neither Parent nor Company nor any of their subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Parent or Company or of Parent or Company combined with the Surviving Corporation after the Effective Time.

        5.8 LEGAL REQUIREMENTS. Each of Parent, Merger Sub and Company will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

        5.9 BLUE SKY LAWS. Parent shall take such steps as may be necessary to comply with the securities and blue sky of all jurisdictions which are applicable to the issuance of the Parent Preferred Stock, Warrants and Parent Common Stock underlying such Parent Preferred Stock and Warrants, in connection with the Merger. Company shall use its reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of such Parent Preferred Stock, Warrants and Parent Common Stock in connection with the Merger.

        5.10 LISTING OF ADDITIONAL SHARES. As soon as possible after the Effective Time, Parent shall file with AMEX a Notification Form for Listing of Additional Shares with respect to the shares referred of Common Stock underlying the Parent Preferred Stock and Warrants.

        5.11 EMPLOYEES. Company shall use its reasonable efforts to cause each of the individuals set forth on Schedule 5.11 to deliver to Parent an executed Employment Agreement in a form to be agreed as soon as practicable after the Closing Date.

        5.12    DIRECTOR AND OFFICER INDEMNIFICATION.

               (a) After the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to the indemnification provisions of Company's Certificate of Incorporation and Bylaws or any indemnification agreement with Company officers and directors to which Company is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any person so indemnified (an "Indemnified Party") is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith to the fullest extent permitted by the Delaware Law upon receipt of any undertaking contemplated by Section 145(e) of the Delaware Law. Any Indemnified Party wishing to claim indemnification under this Section 5.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation, and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of the Delaware Law.

               (b) For a period of five years after the Effective Time, Parent shall use its commercially reasonable efforts to provide or to cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by Company's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section, Parent shall not be obligated to pay or to cause the Surviving Corporation to pay premiums in excess of 150% of the amount per annum Company paid in its last full fiscal year, which amount has been disclosed to Parent, and if Parent or the Surviving Corporation is unable to obtain the insurance required by this Section 5.12, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

               (c) To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as director, officer, employee, fiduciary or agent of Company occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period of five years after the Effective Time (whether arising before or after the Effective Time), in each case for which such Indemnified Party is indemnified under this Section 5.12, such Indemnified Party shall be entitled to be represented by a single counsel (provided that if use of such counsel would be expected under applicable standards of professional conduct to give rise to a conflict between the position of the Indemnified Person, and the Parent or any other person, the Indemnified Person shall be entitled instead to be represented by counsel selected by the Indemnified Party and reasonably acceptable to Parent) and following the Effective Time the Surviving Corporation and Parent shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and the Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such four year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the position of any two or more Indemnified Parties.

               (d) The provisions of this Section 5.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

        5.13 BEST EFFORTS AND FURTHER ASSURANCES. After occurrence of the Closing Date, each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

        6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER DEEMED SATISFIED. The respective obligations of each party to this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto. The parties agree that all of the following have been satisfied on or before the date hereof:

               (a) Acceptance of Due Diligence. Each party shall have completed and accepted the findings of its due diligence investigation in its sole and absolute discretion by the Acceptance Date.

               (b) Schedules and Exhibits. Each party shall have received and accepted in its sole and absolute discretion by the Closing Date all Schedules and Exhibits to be delivered by the other parties to this Agreement.

               (c) Shareholder Approval. To the extent not approved by delivery of the this Agreement and the Merger shall have been approved and adopted by the requisite vote of the Shareholders of Company under Delaware Law.

               (d) Certificate of Designation. The Certificate of Designation shall have been filed with the Secretary of State of Nevada.

               (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable best efforts to have such injunction or other order lifted.

               (f) Governmental Approvals. Parent, Company and Merger Sub and their respective subsidiaries shall have timely obtained, or shall be in the process of obtaining, from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR.

                                   ARTICLE VII
                                    RESERVED

                                  ARTICLE VIII
                               GENERAL PROVISIONS

        8.1 NON-SURVIVAL AT EFFECTIVE TIME. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), 5.10 (Employee Benefits Plans), 5.17 (Director and Officer Indemnification), 5.20 (Best Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), and this Article VIII shall survive the Effective Time.

        8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

               (a)    if to Parent or Merger Sub, to:

                      e-MedSoft.com
                      1301 Marsh Landing Parkway, Suite 106
                      Jacksonville, Florida  32250
                      Attention: Chief Executive Officer
                      Facsimile No.:  (904) 543-1071
                      Telephone No.: (904) 543-1000

                      with a copy to:

                      Manatt, Phelps & Phillips, LLP
                      11355 W. Olympic Blvd.
                      Los Angeles, California 90064
                      Attention: Gordon M. Bava, Esq.
                      Facsimile No.:  (310) 312-4224
                      Telephone No.:  (310) 312-4205

               (b)    if to Company, to:

                      Chartwell Diversified Services, Inc.
                      650 Suffolk Street, Suite 100
                      Lowell, Massachusetts 01845
                      Attention: Frank P. Magliochetti, Jr., President Facsimile No.: (978)656-9691
                      Telephone No. (978)323-2501

                      with a copy to:

                      Gadsby Hannah LLP
                      225 Franklin Street
                      Boston, Massachusetts  02110
                      Attention:  Peter S. Johnson, Esq.
                      Facsimile No.: (617)204-8052
                      Telephone No. (617)345-7052

        8.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement",

"the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 11 2001. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        8.5 AMENDMENT. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the Shareholders of Company or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Capital Stock or Merger Sub Common Stock.

        8.6 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        8.7 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a), (b) and (c), 1.7 - 1.9, 5.10, 5.11 and 5.12; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

        8.8 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.9 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        8.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive and not the conflict laws of the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

        8.11 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.12 TERMS defined in this Agreement are set forth in Annex 3 to this Agreement.

                            [SIGNATURE PAGE FOLLOWS.]

        IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement and Plan of Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                  CHARTWELL DIVERSIFIED SERVICES, INC.




                                  By:
                                      ---------------------------------
                                  Name: Frank P. Magliochetti, Jr.
                                  Title:  President


                                  E-MEDSOFT.COM



                                  By:
                                      ---------------------------------
                                  Name:  John Andrews
                                  Title:  President and Chief Executive
                                          Officer

                                  CDS ACQUISITION CORPORATION



                                  By:
                                      ---------------------------------
                                  Name:
                                  Title:  President and Chief Executive
                                          Officer


            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                TABLE OF CONTENTS


                                                                          PAGE
Article I THE MERGER                                                        2

        1.1       The Merger                                                2

        1.2       Closing; Effective Time                                   2

        1.3       Effect of the Merger                                      2

        1.4       Certificate of Incorporation; Bylaws                      2

        1.5       Directors and Officers                                    2

        1.6       Effect on Capital Stock                                   3

        1.7       Surrender of Certificates                                 4

        1.8       No Further Ownership Rights in Company Capital Stock      5

        1.9       Lost, Stolen or Destroyed Certificates                    5

        1.10      Withholding Rights                                        6

        1.11      Taking of Necessary Action; Further Action                6

        1.12      Tax Consequences                                          6

        1.13      Volume Limitations on Resale                              6

Article II REPRESENTATIONS AND WARRANTIES OF COMPANY                        7

        2.1       Organization, Standing and Power                          8

        2.2       Capital Structure                                         8

        2.3       Authority                                                 9

        2.4       Financial Statements                                      9

        2.5       Absence of Certain Changes                               10

        2.6       Absence of Undisclosed Liabilities                       10

        2.7       Litigation                                               10

        2.8       Restrictions on Business Activities                      11

        2.9       Governmental Authorization                               11

        2.10      Title to Property                                        11

        2.11      Intellectual Property                                    11

        2.12      Environmental Matters                                    13

        2.13      Taxes                                                    14

        2.14      Employee Benefit Plans                                   15

        2.15      Certain Agreements Affected by the Merger                17

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                          PAGE
        2.16      Employee Matters                                         17

        2.17      Interested Party Transactions                            18

        2.18      Insurance                                                18

        2.19      Compliance With Laws                                     19

        2.20      Minute Books                                             19

        2.21      Complete Copies of Materials                             19

        2.22      Brokers' and Finders' Fees                               19

        2.23      Registration Statement                                   19

        2.24      RESERVED                                                 20

        2.25      Vote Required                                            20

        2.26      Board Approval                                           20

        2.27      Shareholder Agreement; Irrevocable Proxies               20

        2.28      Accounts Receivable                                      20

        2.29      Customers and Suppliers                                  20

        2.30      Representations Complete                                 20

Article III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB        21

        3.1       Organization; Standing and Power                         21

        3.2       Capital Structure                                        21

        3.3       Authority                                                22

        3.4       Absence of Certain Changes                               23

        3.5       RESERVED                                                 24

        3.6       Litigation                                               24

        3.7       Restrictions on Business Activities                      24

        3.8       Governmental Authorization                               24

        3.9       Title to Property                                        24

        3.10      Intellectual Property                                    25

        3.11      Environmental Matters                                    26

        3.12      Taxes                                                    27

        3.13      Employee Benefit Plans                                   28

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                          PAGE
        3.14      Certain Agreements Affected by the Merger                30

        3.15      Employee Matters                                         30

        3.16      Interested Party Transactions                            31

        3.17      Insurance                                                31

        3.18      Compliance With Laws                                     31

        3.19      Minute Books                                             31

        3.20      Complete Copies of Materials                             32

        3.21      RESERVED                                                 32

        3.22      RESERVED                                                 32

        3.23      Accounts Receivable                                      32

        3.24      Customers and Suppliers                                  32

        3.25      SEC Documents; Financial Statements                      32

        3.26      SEC Documents                                            33

        3.27      Absence of Undisclosed Liabilities                       33

        3.28      Broker's and Finders' Fees                               33

        3.29      Registration Statement                                   33

        3.30      Board Approval                                           34

        3.31      NRS 78.438 (or its successor statute) of the Nevada
                  General Corporation Law Not Applicable                   34

        3.32      Representations Complete                                 34

Article IV RESERVED                                                        34

Article V  ADDITIONAL AGREEMENTS                                           34

        5.1       Proxy Statement; Registration Statement                  34

        5.2       Meeting of Shareholders                                  35

        5.3       Corporate Governance of and Other Matters Relating to
                  Parent                                                   36

        5.4       Access to Information                                    36

        5.5       Confidentiality                                          37

        5.6       Public Disclosure                                        37

        5.7       Consents; Cooperation                                    37

        5.8       Legal Requirements                                       37

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                          PAGE
        5.9       Blue Sky Laws                                            38

        5.10      Listing of Additional Shares                             38

        5.11      Employees                                                38

        5.12      Director and Officer Indemnification                     38

        5.13      Best Efforts and Further Assurances                      39

Article VI CONDITIONS TO THE MERGER                                        39

        6.1       Conditions to Obligations of Each Party to Effect the
                  Merger Deemed Satisfied                                  39

Article VII reserved                                                       40

Article VIII GENERAL PROVISIONS                                            40

        8.1       Non-Survival at Effective Time                           40

        8.2       Notices                                                  40

        8.3       Interpretation                                           41

        8.4       Counterparts                                             42

        8.5       Amendment                                                42

        8.6       Extension; Waiver                                        42

        8.7       Entire Agreement; Nonassignability; Parties in Interest  42

        8.8       Severability                                             42

        8.9       Remedies Cumulative                                      42

        8.10      Governing Law                                            43

        8.11      Rules of Construction                                    43

        8.12      Terms                                                    43

                                     ANNEX 3


"Agreement" shall have the meaning provided for in the preamble to this Agreement.

"AMEX" shall have the meaning provided for in Section 5.10.

"Certificate of Designation" shall have the meaning provided for in Section 1.6(a)(ii).

"Certificates" shall have the meaning provided for in Section 1.7(c).

"Closing" shall have the meaning provided for in Section 1.2.

"Closing Date" shall have the meaning provided for in Section 1.2.

"COBRA" shall have the meaning provided for in Section 2.14(d).

"Code" shall have the meaning provided for in the preamble to this Agreement.

"Company" shall have the meaning provided for in the preamble to this Agreement.

"Company Balance Sheet" shall have the meaning provided for in Section 2.4.

"Company Balance Sheet Date" shall have the meaning provided for in Section 2.5.

"Company Capital Stock" shall have the meaning provided for in the preamble to this Agreement.

"Company Disclosure Schedule" shall have the meaning provided for in the preamble to Article II.

"Company Employee Plans" shall have the meaning provided for in Section 2.14(a)

"Delaware Law" shall have the meaning provided for in Section 1.1.

"Effective Time" shall have the meaning provided for in Section 1.2.

"Effectiveness Period" shall have the meaning provided for in Section 5.1.

"Environmental and Safety Laws" shall have the meaning provided for in Section 2.12(a)(i).

"Exchange Act" shall have the meaning provided for in Section 2.17.

"Exchange Agent" shall have the meaning provided for in Section 1.7(a).

"ERISA" shall have the meaning provided for in Section 2.14(a).

"ERISA Affiliate" shall have the meaning provided for in Section 2.14(a).

"Facilities" shall have the meaning provided for in Section 2.12(a)(iv).

"GAAP" shall have the meaning provided for in Section 2.4.

"Governmental Entity" shall have the meaning provided for in Section 2.3.

"Hazardous Materials" shall have the meaning provided for in Section
2.12(a)(ii).

"HSR" shall have the meaning provided for in Section 2.3.

"Indemnified Party" shall have the meaning provided for in Section 5.12(a).

"Intellectual Property" shall have the meaning provided for in Sections 2.11(a) and 3.10(a) as appropriate.

"Knowledge" shall have the meaning provided for in the preamble to Article II.

"Management Team Members" shall have the meaning set forth in Section 1.13(a).

"Material Adverse Effect" shall have the meaning provided for in the preamble to
Article II.

"Merger" shall have the meaning provided for in the preamble to this Agreement.

"Merger Sub" shall have the meaning provided for in the preamble to this Agreement.

"Merger Sub Common Stock" shall have the meaning provided for in Section 1.6(b).

"Non-Controllable Events" shall have the meaning provided for in the preamble to
Article II.

"Original Agreement" shall have the meaning provided for in the preamble to this Agreement

"Parent" shall have the meaning provided for in the preamble to this Agreement.

"Parent Authorizations" shall have the meaning provided for in Section 3.8.

"Parent Balance Sheet" shall have the meaning provided for in Section 3.27.

"Parent Balance Sheet Date" shall have the meaning provided for in Section 3.4.

"Parent Common Stock" shall have the meaning provided for in Section 1.6(a)(ii).

"Parent Disclosure Schedule" shall have the meaning provided for in the preamble to Article III.

"Parent Employee Plans" shall have the meaning provided for in Section 3.13.

"Parent Financial Statements" shall have the meaning provided for in Section
3.25.

"Parent Preferred Stock" shall have the meaning provided for in Section
1.6(a)(i).

"Parent Representatives" shall have the meaning provided for in Section 4.3.

"Parent SEC Documents" shall have the meaning provided for in Section 3.25.

"Parent Shareholders Meeting" shall have the meaning provided for in Section
2.23.

"Parent Stock Consideration" shall have the meaning provided for in Section 1.6(a)(ii).

"Parent Stock Option Plan" shall have the meaning provided for in Section 3.2.

"Permitted Transferee" shall have the meaning provided for in Section 1.13(b).

"Property" shall have the meaning provided for in Section 2.12(a)(iii).

"Proxy Statement" shall have the meaning provided for in Section 2.23

"Registration Statement" shall have the meaning provided for in Section 2.23.

"Resale Limitation" shall have the meaning provided for in Section 1.13(a).

"Resale Limitation Time Period" shall have the meaning provided for in Section 1.13(a).

"Securities Act" shall have the meaning provided for in Section 3.25.

"SEC" shall have the meaning provided for in Section 2.23.

"Surviving Corporation" shall have the meaning provided for in Section 1.1.

"Tax" shall have the meaning provided for in Section 2.13.

"Taxable" shall have the meaning provided for in Section 2.13.

"Taxes" shall have the meaning provided for in Section 2.13.

"Tax Authority" shall have the meaning provided for in Section 2.13.

"Tax Return" shall have the meaning provided for in Section 2.13.

"Third Party Intellectual Property Rights" shall have the meaning provided for in Sections 2.11(b) and 3.10(a) and (b) as appropriate.

"Warrants" shall have the meaning provided for in Section 1.6(a)(iii).

"Warrant Consideration" shall have the meaning as provided for in Section 1.6(a)(iii).